Exhibit 99.1

Agenus Provides Corporate Update with Third Quarter 2019 Financial Results

-  PD-1 plus CTLA-4 cervical trial completes planned accrual & planned interim analysis

-  PD-1 cervical trial on track to complete accrual & planned interim analysis by year-end

-  Four novel I-O antibodies clear INDs & advance into clinical trials

-  NexGen CTLA-4 (AGEN1181) advances to 3rd cohort; combo with AGEN2034 to start

-  $22.5M in cash milestones received as novel antibodies move to clinic

-  GSK's Shingrix sales >$1Bn, eliminates HCR debt obligation & nears milestone triggers of up to $40M

-  Agenus announces R&D Day in New York to be held on November 15

LEXINGTON, Mass., Nov. 4, 2019 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies, adoptive cell therapies1, and cancer vaccines provided a corporate update and reported financial results for the third quarter of 2019.

"We have made solid progress this year," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. "We expect clinical readouts from six separate antibody programs in 2020 as our robust pace continues. We expect to commence combo trials of our NexGen CTLA-4 with our own PD-1 this month. 2020 is expected to be an important year of data generation, substantial milestone payments and prudent collaborations for Agenus. We look forward to discussing these developments in more detail during our call and at our R&D day on November 15th."

  Achievements
    Delivered on partnership programs; received additional cash milestones
      Received $22.5 million from Gilead as milestone payment for IND acceptances of AGEN1423 (now GS-1423), AGEN1223, & AGEN2373
    CTLA-4 & PD-1 trials advance
      2L cervical cancer trial designed to support BLA via accelerated pathway
      Combination trial completes accrual and interim analysis
      Monotherapy trial is on track to complete accrual and interim analysis by year-end
    AGEN1181 (NexGen CTLA-4) trial advancing; combos with AGEN2034 (PD-1) to start
    QS-21 Updates
      Sales of Shingrix exceed $1Bn; eliminating HCR debt obligation and nearing milestone triggers of up to $40M
  AgenTus Cell Therapy Business:
    IND for AgenTus allogeneic cell therapy on track by year end; combos with Agenus check point antibodies planned in 2020
    Partnership and private financing discussions are underway
    Dr. Walter Flamenbaum appointed CEO of AgenTus

Third Quarter 2019 Financial Results

We ended the third quarter of 2019 with a cash balance of $93 million as compared to $53 million at December 31, 2018.

Cash used in operations for the quarter ended September 2019 was $28 million compared to $25 million for the same period in 2018. Cash provided by operations for the nine months ended September 2019 was $13 million as compared to cash used in operations of $95 million for the same period in 2018.

For the third quarter ended September 30, 2019, we reported net loss of $46 million or $0.33 per share compared to a net loss for same period in 2018 of $34 million, or $0.29 per share. For the nine months ended September 30, 2019, we reported a net loss of $81 million or $0.58 per share compared to a net loss for the same period in 2018 of $113 million or $1.04 per share.

During the nine months ended September 2019 we recognized revenue of $116 million which includes revenue from our transaction with Gilead and non-cash royalties earned. This compares to revenue of $30 for the nine months ended September 2018. Through the third quarter of 2019 we also recorded $30 million of non-cash interest expense due to our transaction with HCR related to the sale of future royalties.

Select Financial Information
(in thousands, except per share data)
(unaudited)

	September 30, 2019	December 31, 2018

Cash and cash equivalents	$ 93,274	$ 53,054

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Revenues, research and development	$ 5,751	$ 6,276	$ 81,022	$ 18,385
Revenues, non-cash royalty	12,204	6,526	30,073	11,948
Revenues, other	1,985	-	4,453	-
Total Revenue	19,940	12,802	115,548	30,333

Research and development expenses	46,132	29,854	131,506	88,569
General, administrative, and other expenses, net	11,075	9,520	33,171	29,586
Non-cash interest expense	10,791	7,338	30,400	16,063
Loss on early extinguishment of debt	-	-	-	10,767
Non-cash contingent consideration fair value adjustment	(1,781)	(180)	1,180	(1,456)
Net loss	(46,277)	(33,730)	(80,709)	(113,196)
Net loss per share attributable to Agenus Inc. common stockholders	$ (0.33)	$ (0.29)	$ (0.58)	$ (1.04)

Cash (used in) provided by operations	$ (27,785)	$ (24,502)	$ 13,098	$ (95,283)

Conference Call, Webcast and Prepared Statement Information

Date: Monday, November 4, 2019
Time: 8:30 a.m. ET
Domestic Dial-in Number: (844) 492-3727
International Dial-in Number: (412) 317-5118
Conference ID: Agenus

Live Webcast: accessible from the Company's website at http://investor.agenusbio.com/presentation-webcasts or with this link https://www.webcaster4.com/Webcast/Page/1556/31794

A replay will be available on the Company's website approximately two hours after the call and will remain available for 90 days.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy with combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its AgenTus Therapeutics subsidiary) and its proprietary cancer vaccine platforms. Agenus has a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

About AgenTus Therapeutics, Inc.

AgenTus Therapeutics, a subsidiary of Agenus, is a preclinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of breakthrough "living drugs" to advance potential cures for cancer patients. AgenTus employs naturally-derived and engineered receptors, specifically T cell receptors (TCRs) and Chimeric Antigen Receptors (CARs), designed to supercharge human immune effector cells to seek and destroy cancer. AgenTus also aims to advance adoptive cell therapy formats which would enable off-the-shelf living drugs. AgenTus has locations in Lexington, MA and Cambridge, UK. For more information, please visit www.agentustherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus and AgenTus' clinical development and regulatory plans and timelines, expected timing for releasing clinical data, anticipated milestones from Agenus' royalty transaction with HCR, anticipated goals for 2020 and partnership and financing plans for AgenTus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Agenus Inc.
Jennifer Buell, PhD
781-674-4420
Jennifer.Buell@agenusbio.com

1 Through AgenTus Therapeutics, a subsidiary of Agenus